Exhibit 99.1

Investors Title Company Announces Second Quarter 2013 Results

CHAPEL HILL, N.C.--(BUSINESS WIRE)--August 5, 2013--Investors Title Company announced its results for the second quarter ended June 30, 2013. Net income attributable to the Company increased 19.6% to $4,005,675, or $1.92 per diluted share, compared with $3,349,488, or $1.57 per diluted share, for the prior year quarter.

Revenues increased 29.2% to $33,693,400 versus the prior year quarter, primarily due to a 30.9% increase in net premiums written. The premium growth reflects substantially higher levels of purchase transactions, as well as increases in average home values in many parts of the nation, driven by improvements in the overall economy. Refinance volume was also up slightly as interest rates remained near historically low levels.

Operating expenses increased 29.6% to $27,823,350 versus the prior year quarter, primarily due to increases in agent commissions and other variable expenses which fluctuate with premium volumes. Claims expense was higher than the prior year quarter, but both periods were abnormally low due to adjustments for favorable loss development. Favorable claims expense trends are also impacted by the absence of large fraud-related claims in recent years, as well as an increase in business in states with historically lower loss provision rates. The increase in payroll expense was largely driven by higher staffing levels to support ongoing software development initiatives.

For the six months ended June 30, 2013, net income attributable to the Company increased 54.4% to $7,382,405, or $3.54 per diluted share, compared with $4,781,627, or $2.24 per diluted share, for the prior year period. Revenues increased 24.8% to $60,541,673 and operating expenses increased 19.1% to $49,920,205 versus the prior year period. Results for the first half of the year have been shaped predominantly by the same factors that affected the second quarter.

Chairman J. Allen Fine added, “After a lengthy period of sluggishness in the economy, we are pleased to see the recent increase in home sales, as well as a developing trend of overall increases in real estate prices. Both of these factors, coupled with an active mortgage refinance market, contributed to all-time high revenue for the second quarter. With housing affordability still favorable and consumer confidence improving, we are optimistic that recent trends in home sales will continue. Over the long term, we remain focused on enhancing our competitive strengths and capitalizing on opportunities to profitably expand our market presence.”

Investors Title Company is engaged through its subsidiaries in the business of issuing and underwriting title insurance policies. The Company also provides investment management services to individuals, companies, banks and trusts, as well as services in connection with tax-deferred exchanges of like-kind property.

Certain statements contained herein may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements include, among other statements, any predictions regarding future agency base expansion or increasing operational efficiency. These statements involve a number of risks and uncertainties that could cause actual results to differ materially from anticipated and historical results. Such risks and uncertainties include, without limitation: the cyclical demand for title insurance due to changes in the residential and commercial real estate markets; the occurrence of fraud, defalcation or misconduct; variances between actual claims experience and underwriting and reserving assumptions; declines in the performance of the Company’s investments; government regulation; and other considerations set forth under the caption “Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2012, as filed with the Securities and Exchange Commission, and in subsequent filings.

Investors Title Company and Subsidiaries
Consolidated Statements of Income
For the Three and Six Months Ended June 30, 2013 and 2012
(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2013	2012	2013	2012
Revenues:
Net premiums written	$30,429,761	$23,241,570	$54,355,758	$42,908,990
Investment income - interest and dividends	925,047	1,009,918	1,845,532	1,987,179
Net realized gain on investments	55,272	65,148	71,616	258,029
Other	2,283,320	1,763,689	4,268,767	3,340,401
Total Revenues	33,693,400	26,080,325	60,541,673	48,494,599

Operating Expenses:
Commissions to agents	17,608,789	12,650,817	31,098,220	23,842,944
Provision for claims	996,870	361,107	607,812	1,992,466
Salaries, employee benefits and payroll taxes	6,248,492	5,489,107	12,398,153	10,479,739
Office occupancy and operations	1,011,050	1,037,835	2,059,715	1,964,873
Business development	453,653	404,718	878,686	798,165
Filing fees, franchise and local taxes	188,950	181,330	369,520	533,252
Premium and retaliatory taxes	530,524	474,486	971,047	889,280
Professional and contract labor fees	560,146	706,690	1,174,589	1,107,227
Other	224,876	154,534	362,463	321,813
Total Operating Expenses	27,823,350	21,460,624	49,920,205	41,929,759

Income Before Income Taxes	5,870,050	4,619,701	10,621,468	6,564,840

Provision For Income Taxes	1,846,000	1,247,000	3,211,000	1,760,000

Net Income	4,024,050	3,372,701	7,410,468	4,804,840

Less: Net Income Attributable to Redeemable Noncontrolling Interest	(18,375)	(23,213)	(28,063)	(23,213)

Net Income Attributable to the Company	$4,005,675	$3,349,488	$7,382,405	$4,781,627

Basic Earnings Per Common Share	$1.94	$1.60	$3.59	$2.28

Weighted Average Shares Outstanding - Basic	2,063,797	2,098,666	2,054,300	2,099,751

Diluted Earnings Per Common Share	$1.92	$1.57	$3.54	$2.24

Weighted Average Shares Outstanding - Diluted	2,089,674	2,132,732	2,087,229	2,131,164

Investors Title Company and Subsidiaries
Consolidated Balance Sheets
As of June 30, 2013 and December 31, 2012
(Unaudited)

	June 30, 2013	December 31, 2012
Assets:
Investments in securities:
Fixed maturities, available-for-sale, at fair value	$75,228,040	$81,936,978
Equity securities, available-for-sale, at fair value	31,208,595	28,510,933
Short-term investments	16,078,465	13,567,648
Other investments	7,216,155	6,763,100
Total investments	129,731,255	130,778,659

Cash and cash equivalents	26,402,136	20,810,018
Premiums and fees receivable, net	10,807,083	11,037,714
Accrued interest and dividends	915,703	1,037,447
Prepaid expenses and other assets	8,053,251	4,651,115
Property, net	3,844,487	3,603,323
Current income taxes receivable	771,419	-

Total Assets	$180,525,334	$171,918,276

Liabilities and Stockholders' Equity
Liabilities:
Reserves for claims	$38,767,000	$39,078,000
Accounts payable and accrued liabilities	16,825,629	15,477,545
Current income taxes payable	-	1,336,824
Deferred income taxes, net	2,647,827	893,156
Total liabilities	58,240,456	56,785,525

Redeemable Noncontrolling Interest	485,025	493,861

Stockholders' Equity:

Common stock - no par value (shares authorized 10,000,000;
  2,073,648 and 2,043,359 shares issued and outstanding as of June 30, 2013 and
  December 31, 2012, respectively, excluding 291,676 shares for 2013 and 2012 of common stock held by the Company's subsidiary)

	1	1
Retained earnings	112,538,851	105,820,459
Accumulated other comprehensive income	9,261,001	8,818,430
Total stockholders' equity	121,799,853	114,638,890

Total Liabilities and Stockholders' Equity	$180,525,334	$171,918,276

Investors Title Company and Subsidiaries
Net Premiums Written By Branch and Agency
For the Three and Six Months Ended June 30, 2013 and 2012
(Unaudited)

	Three Months Ended				Six Months Ended
	June 30,				June 30,
	2013	%	2012	%	2013	%	2012	%
Branch	$7,332,764	24.1	$6,164,038	26.5	$13,116,393	24.1	$10,986,830	25.6

Agency	23,096,997	75.9	17,077,532	73.5	41,239,365	75.9	31,922,160	74.4

Total	$30,429,761	100.0	$23,241,570	100.0	$54,355,758	100.0	$42,908,990	100.0

CONTACT:
Investors Title Company
Elizabeth B. Lewter, 919-968-2200